Exhibit 99.2

July 2, 2007

Perfect World Co., Ltd.

8th Floor, Huakong Building

No.1 Shangdi East Road, Haidian District

Beijing 100085, People’s Republic of China

Ladies and Gentlemen:

We are qualified lawyers of the People’s Republic of China (the “PRC”) and as such are qualified to issue this opinion on the PRC laws, regulations, rules, orders, decrees, guidelines or notices effective as at the date hereof. We have acted as PRC legal counsel for Perfect World Co., Ltd. (the “Company”), a company incorporated under the laws of the Cayman Islands.

This opinion is issued and delivered pursuant to Section [6(h)] of the Underwriting Agreement dated [•], among the Company, [the Selling Shareholders], Morgan Stanley & Co. International plc and Credit Suisse Securities (USA) LLC (as Representatives of the Underwriters) (the “Underwriting Agreement”).

Capitalized terms used herein but not otherwise defined herein shall have the same meanings ascribed to them in the Underwriting Agreement. As used herein, (A) “PRC Laws” means all applicable laws, regulations, rules, orders, decrees, guidelines judicial interpretations, public policies and other legislation of the PRC in effect on the date of this opinion; and (B) “Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC.

For the purposes of this opinion, we have examined such corporate records, certificates and other documents, and such questions of law, as we consider necessary or appropriate. In examining these documents, we have made the following assumptions:

(a)	that all documents provided to us as originals are authentic and all documents submitted to us as copies conform to their originals;

(b)	that all documents have been validly authorized, executed and delivered by all of the parties thereto, other than specifically opinioned in the opinions below with respect to PW Software and PW Network; and

(c)	that the signatures, seals and chops on the documents submitted to us are genuine.

In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have received (including, without limitation to, the accuracy of the representations and warranties of the Company, PW Software and PW Network).

Based on the foregoing examinations and assumptions and our review of the relevant documents, we are of the opinion that:

1.	PW Software has been duly organized and is validly existing as a wholly-foreign owned enterprise under the PRC laws. PW Software has been duly qualified as a foreign invested enterprise and is in compliance with all applicable PRC laws and regulations. The articles of association and other constitutive documents of PW Software and its business license comply with the requirements of applicable PRC laws and are in full force and effect. All of the equity interests in PW Software have been duly authorized and validly issued, are fully paid and non-assessable and are legally owned by the Company directly, and to the best of our knowledge after due inquiry, free and clear of all liens, charges, restrictions upon voting or transfer or any other encumbrances, equities or claims. PW Software has obtained all approvals, authorizations, consents and orders, and has made all filings that are required under the PRC laws, rules and regulations, for the ownership by the Company of its equity interests in PW Software. To the best of our knowledge after due inquiry, except as described in the Time of Sale Prospectus and the Prospectus, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in PW Software.

2.

PW Network has been duly organized and is validly existing under the PRC laws. 66.7% and 33.3% of the equity interests in PW Network are owned by Beijing Shiji Xiangshu Technology Co., Ltd. and Beijing Jiuzhou Tianyuan Investment Management Co., Ltd. (collectively, the “Controlling Shareholders”), respectively. To the best of our knowledge after due inquiry, except for (i) the Amended and Restated Equity Pledge Agreement among PW Software, PW Network and the Controlling Shareholders, (ii) the Amended and Restated Call Option Agreement among PW Software, PW Network and the Controlling Shareholders (the “Call Option Agreement”), (iii) the Amended and Restated Business Operation Agreement among PW Software, PW Network and the Controlling Shareholders, and (iv) the Power of Attorney issued by the Controlling Shareholders, such equity interests are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right. Each of the Controlling Shareholders has been duly organized and is validly existing under the PRC laws. The registered capital of PW Network has been fully paid. The articles of association and other constitutive documents of PW Network and its business license comply with the requirements of applicable PRC laws and are in full force and effect.

3.

To the best of our knowledge after due inquiry, each of PW Software and PW Network has full legal right, power and authority (corporate and other) to own, use, lease and operate its assets and to conduct its business as presently conducted and as described in the Time of Sale Prospectus and the Prospectus. Except as disclosed in the Time of Sale Prospectus and the Prospectus, each of PW Software and PW Network has all necessary licenses, consents, authorizations, approvals, orders, certificates and permits of and from, and has made all declarations and filings (collectively, “Governmental Authorizations”) with, all governmental or regulatory agencies or courts in the PRC (“Governmental Agencies”) to own, lease, license and use its properties and assets and conduct its business in the manner described in the Time of Sale

Prospectus and the Prospectus, and such Governmental Authorizations contain no materially burdensome restrictions or conditions not described in the Time of Sale Prospectus or the Prospectus. Such Governmental Authorizations are in full force and effect, and each of PW Software and PW Network is in compliance with the provisions of all such Governmental Authorizations. To the best of our knowledge after due inquiry, we have no reason to believe that any Governmental Agency is considering modifying, suspending or revoking any such Governmental Authorizations, or that any such Governmental Authorizations will not be renewed by the relevant Governmental Agency and each of PW Software and PW Network is in compliance with the provisions of all such Governmental Authorizations.

4.	The application of the net proceeds to be received by the Company from the offering as contemplated by the Time of Sale Prospectus and the Prospectus will not (A) contravene any provision of applicable PRC laws, rules or regulations, or the articles of association or other constitutive or organizational documents or business license of PW Software or PW Network, or (B)to the best of our knowledge after due inquiry, contravene the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which PW Software or PW Network is a party or by which it or any of its properties is bound or any judgment, order or decree of any PRC Governmental Agency.

5.	Each of PW Software and PW Network has valid title to all of its properties and assets, in each case, to the best of our knowledge after due inquiry, free and clear of all liens, charges, encumbrances, equities, claims, defects, options or restrictions; each lease agreement to which PW Software or PW Network is a party is legally executed; the leasehold interests of each of PW Software and PW Network are fully protected by the terms of the lease agreements, which are valid, binding and enforceable in accordance with their respective terms under the PRC laws; and to the best of our knowledge after due inquiry, none of the Company, PW Software or PW Network owns, operates, manages or has any other right or interest in any other material real property of any kind in the PRC.

6.	To the best of our knowledge after due inquiry, there are no outstanding guarantees or contingent payment obligations of PW Software or PW Network in respect of indebtedness of third parties except as disclosed in the Time of Sale Prospectus and the Prospectus.

7.	To the best of our knowledge after due inquiry and except (in the case of (C) only) as disclosed in the Time of Sale Prospectus and the Prospectus, none of the Company, PW Software or PW Network is in breach or violation of or in default under (A) its articles of association, business license or any other constitutive or organizational documents, (B) any indenture, mortgage, deed of trust, bank loan, credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument governed by the PRC law to which the Company, PW Software or PW Network is a party or by which any of them or any of their respective properties may be bound, or (C) any law, regulation or rule of the PRC, or any decree, judgment or order of any court in the PRC, applicable to the Company, PW Software or PW Network.

8.	To the best of our knowledge after due inquiry, there are no legal, governmental, administrative or arbitrative proceedings before or by any Governmental Agency pending or threatened against, or involving the properties or business of, the Company, PW Software or PW Network or to which any of the properties of the Company, PW Software or PW Network is subject.

9.	Except as disclosed in the Time of Sale Prospectus and the Prospectus, all dividends and other distributions declared and payable on the Company’s equity interests in PW Software in Renminbi may under the current laws and regulations of the PRC be payable in foreign currency and may be freely transferred out of the PRC, and such dividends will not be subject to withholding or other taxes under the laws and regulations of the PRC and are otherwise free and clear of any other tax, withholding or deduction in the PRC and may be paid without the necessity of obtaining any Government Authorization from any Governmental Agency in the PRC except for standard foreign exchange procedure.

10.

Each contract listed on Schedule I hereto (the “Material Contracts”) has been duly authorized, executed and delivered by PW Software or PW Network (as the case may be), and each of PW Software and PW Network has, to the extent applicable, taken all necessary corporate actions to authorize the performance thereof; each of PW Software and PW Network had the corporate power and capacity to enter into and to perform its obligations under such Material Contract; such Material Contract constitutes the legal, valid and binding obligation of the Company, PW Software or PW Network (as the case may be), enforceable against the Company, PW Software or PW Network (as the case may be) in accordance with its terms.

11.	Each of PW Software and PW Network possesses, or has the appropriate rights to use the same, as the case may be, the registered intellectual property as described in the Time of Sale Prospectus and the Prospectus. Each of PW Software and PW Network owns or possesses valid licenses in full force and effect or otherwise has the legal right to use, or can acquire on reasonable terms, all patents, patent rights, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by it in connection with the business currently operated by it in the PRC. To the best of our knowledge after due inquiry, neither PW Software nor PW Network has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing; neither PW Software nor PW Network is infringing, misappropriating or violating any intellectual property right of any third party in the PRC; and to the best of our knowledge after due inquiry, no legal or government proceedings, actions or claims have been asserted or are pending or threatened against PW Software or PW Network that relate to the intellectual property rights owned or used by PW Software or PW Network.

12.	The execution and delivery by the Company of, the performance by the Company of its obligations under, and the consummation of the transactions contemplated in, the Underwriting Agreement and the Deposit Agreement, and the conduct of the business and operations of the Company, PW Software and PW Network as described in the Registration Statement and in the Time of Sale Prospectus and the Prospectus, including the issue and sale of the ADSs and the Ordinary Shares under the Underwriting Agreement and the Deposit Agreement, and the compliance by the Company with all of the provisions of the Underwriting Agreement and the Deposit Agreement (A) to the best of our knowledge after due inquiry, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which PW Software or PW Network is a party or by which it or any of its properties or assets are bound, and do not and will not result in any violation of any order, rule or regulation of any Governmental Agency, (B) do not and will not result in any violation of the provisions of the articles of association, business licenses or any other constitutive documents of PW Software or PW Network, and (C) do not and will not result in any violation of any PRC law, statute or regulation.

13.	No Governmental Authorization from any PRC Governmental Agency is required for (A) the issue and sale of the ADSs and the Ordinary Shares at the Closing Date to be sold by the Company under the Underwriting Agreement and the Deposit Agreement, (B) the deposit of the Ordinary Shares represented by the ADSs with the Depositary or its nominee, and (C) the consummation by the Company and the Depositary of the transactions contemplated by the Underwriting Agreement and the Deposit Agreement, as applicable.

14.	There are no reporting obligations under the PRC law on non-PRC holders of the ADSs or the Ordinary Shares.

15.	As a matter of the PRC law, no holder of the ADSs or the Ordinary Shares who is not a PRC resident will be subject to any personal liability, or be subject to a requirement to be licensed or otherwise qualified to do business or be deemed domiciled or resident in the PRC, by virtue only of holding such ADSs or Ordinary Shares. There are no limitations under the PRC law on the rights of holders of the ADSs or the Ordinary Shares who are not PRC residents to hold, vote or transfer their securities, nor any statutory preemptive rights or transfer restrictions applicable to the ADSs or the Ordinary Shares.

16.	The statements set forth in the Time of Sale Prospectus and the Prospectus under the captions “Prospectus Summary,” “Risk Factors,” “Dividend Policy,” “Related Party Transactions,” “Corporate History and Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “PRC Government Regulation” and “Enforceability of Civil Liabilities,” insofar as such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by the PRC law, are true and accurate, and fairly present or summarize the PRC legal and regulatory matters, documents, agreements or proceedings referred to therein; and such statements did not contain and will not contain an untrue statement of a material fact, and did not omit and will not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

17.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which became effective on September 8, 2006 and were jointly promulgated by six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration of Foreign Exchange, provide that an offshore special purpose vehicle formed for purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles (together with the M&A Rules, the “M&A Rules and Related Clarifications”). As of the date hereof, the CSRC has not issued any definitive rule or interpretation concerning whether offerings like the offering as contemplated by the Prospectus are subject to the new procedure provided in the M&A Rules and Related Clarifications. Given that the Company, PW Software and PW Network have completed their restructuring before September 8, 2006, the effective date of the M&A Rules, and that the Company was formed for the sole purpose of facilitating private equity investment, the Company is not required to submit an application to the CSRC for the approval of the issuance and sale of the ADSs and the Ordinary Shares, the listing and trading of the ADSs on the Nasdaq Global Market, or the consummation of the transactions contemplated by the Underwriting Agreement and the Deposit Agreement. None of the issuance and sale of the ADSs and the Ordinary Shares, the listing and trading of the ADSs on the Nasdaq Global Market and the consummation of the transactions contemplated by the Underwriting Agreement and the Deposit Agreement conflicts with or violates the M&A Rules and Related Clarifications.

18.	The ownership structure, business and operation models of each of PW Software and PW Network as set forth in the Time of Sale Prospectus and the Prospectus under the caption “Corporate History and Structure” comply with, and immediately after the Offering will comply with, all existing PRC laws and regulations.

19.	Each of PW Software and PW Network has the corporate power to enter into and perform its obligations under each contract under the contractual arrangements described in the Time of Sale Prospectus and the Prospectus under the caption “Corporate History and Structure” (the “Contract”) to which it is a party, has taken all necessary corporate action to authorize the execution, delivery and performance of, and has duly executed and delivered, each Contract to which it is a party; and each such Contract constitutes a valid and legally binding obligation of PW Software, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

20.	Each of the Controlling Shareholders has executed and delivered each Contract to which it is a party; and each such Contract constitutes a valid and legally binding obligation of each of the Controlling Shareholders, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

21.	The execution and delivery by each of PW Software and PW Network of, and the performance of its obligations under, each Contract to which it is a party and the consummation of the transactions contemplated therein will not: (A) to the best of our knowledge after due inquiry, conflict with or result in a breach or violation of any terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument governed by the PRC laws to which it is a party or by which it or any of its properties or assets are bound; (B) result in any violation of any provision of its articles of association or other constituent documents or business license; or (C) result in any violation of any of the PRC laws.

22.	The execution and delivery by each Controlling Shareholder of, and the performance by each Controlling Shareholder of his obligations under, each Contract to which he is a party and the consummation of the transactions contemplated therein, will not result in any violation of any of the PRC laws.

23.	Each Contract is in proper legal form under the PRC law for the enforcement thereof against each of PW Software, PW Network and the Controlling Shareholders, as the case may be, in the PRC without further action by any of PW Software or PW Network or the Controlling Shareholders; and to ensure the legality, validity, enforceability or admissibility in evidence of each Contract in the PRC, all required filings and recordings in respect of such Contract with any Government Agency have been performed, and it is not necessary that any stamp or similar tax be paid on or in respect of any Contract.

24.	The obligations undertaken by and the rights granted by each party to each Contract are legally permissible under the PRC law. No Governmental Authorizations are required to be obtained for the performance by PW Software and PW Network of their obligations and the transactions contemplated under each Contract other than those already obtained; provided, however, any exercise by PW Software of its rights under the Call Option Agreement will be subject to: (a) the approval of and/or registration with the Government Agencies in the PRC for the resulting equity transfer; and (b) the exercise price for equity transfer under the Contractual Arrangements must comply with relevant PRC laws, including the requirement that the exercise price for such equity transfer to reflect the appraised value at the time of exercise, as determined by an appraiser qualified to perform such appraisals.

25.

The submission of the Company to the non-exclusive jurisdiction of the New York courts, the waiver by the Company of any objection to the venue of a proceeding in a New York court, the waiver and agreement of the Company not to plead an inconvenient forum, and the agreement of the Company that the Underwriting Agreement and the Deposit Agreement be construed in accordance with and governed by the laws of the State of New York will be recognized by PRC courts; jurisdiction over the Company conferred by service of process effected in the manner set forth in the Underwriting Agreement and the Deposit Agreement will be effective to confer jurisdiction over the subsidiaries, assets and properties of the Company in the PRC, subject to compliance with relevant civil procedural requirements (which do not involve a re-examination of the merits of the claim) in the PRC; and any judgment obtained in a New York Court arising out of or in relation to the obligations of the Company under the Underwriting Agreement and the Deposit Agreement will be recognized by PRC courts, subject to compliance with relevant civil procedural requirements (which do not involve a re-examination of the merits of the claim) in the PRC.

26.

The indemnification and contribution provisions set forth in the Underwriting Agreement and the Deposit Agreement do not contravene the public policy or laws, rules and regulations of the PRC, and insofar as matters of PRC law are concerned, constitute the legal, valid and binding obligations of the Company, enforceable in accordance with the terms therein, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights. Each of the Underwriting Agreement and the Deposit Agreement is in proper legal form under PRC law for the enforcement thereof against the Company, subject to compliance with relevant civil procedural requirements; and to ensure the legality, validity, enforceability or admissibility in evidence of the Underwriting Agreement and the Deposit Agreement in the PRC, it is not necessary that any such document be filed or recorded with any court or other authority in PRC or that any stamp or similar tax be paid on or in respect of any such document.

27.	No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Company, PW Software, PW Network, any Underwriter or the Depositary to the PRC government or any political subdivision or taxing authority thereof or therein in connection with (A) the creation, issuance, sale and delivery of the ADSs and the Ordinary Shares, (B) the deposit with the Depositary of Ordinary Shares by the Company pursuant to the Deposit Agreement against issuances of the ADSs, (C) the sale and delivery by the Company of the ADSs to or for the accounts of the Underwriters in the manner contemplated in the Underwriting Agreement and the Deposit Agreement, (D) the execution, delivery and performance of the Underwriting Agreement and the Deposit Agreement by the Company, or (E) the sale and delivery by the Underwriters of the ADSs to the initial purchasers thereof in the manner contemplated in the Time of Sale Prospectus and the Prospectus.

28.

The entry into, and the performance or enforcement of the Underwriting Agreement and the Deposit Agreement in accordance with their respective terms will not subject any of the Underwriters or the Depositary to any requirement to be licensed or otherwise qualified to do business in the PRC, nor will any Underwriter or the Depositary be deemed to be resident, domiciled, carrying on business through an establishment or place in the PRC or in breach of any laws or regulations in the PRC by reason of entry into, performance or enforcement of the Underwriting Agreement and the Deposit Agreement.

29.	The Depositary will not (absent negligence, bad faith or breach of contract and general principle of agency) be subject to any potential liability under the PRC law for taking any action contemplated in the Deposit Agreement.

30.	Under the PRC law, none of the Company, PW Software or PW Network, or any of their respective properties, assets or revenues, are entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

31.

Although we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, the Time of Sale Prospectus or the Prospectus (except for the statements referred to under the caption “Experts” in the Registration Statement to the extent they constitute matters of PRC Laws), we have no reason to believe that (A) the Registration Statement (except for the financial statements and financial schedules and other financial and statistical data included therein, as to which we make no statement) at the time of effectiveness contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (B)

the Time of Sale Prospectus (except for the financial statements and financial schedules and other financial and statistical data included therein, as to which we make no statement) as of the time of sale (as such term is used in Rule 159 under the Securities Act) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (C) the Prospectus (except for the financial statements and financial schedules and other financial and statistical data included therein, as to which we make no statement) as of its date or as amended or supplemented, if applicable, as of the Closing Date contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

In rendering such opinion, we may rely (A) as to matters involving the application of the laws of New York, upon the opinion of United States counsel to the Company, (B) as to matters involving the application of the laws of the Cayman Islands, upon the opinion of Cayman Islands counsel to the Company, and (C) as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of PW Software, PW Network and PRC public officials.

This opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/ King & Wood

KING & WOOD PRC LAWYERS

Schedule I

1.	Assets Transfer Agreement dated September 26, 2006 between PW Software and PW Network.

2.	Technology Development Contract dated September 10, 2006 between PW Software and PW Network.

3.	“Zhu Xian” Online Game Product Cooperation Agreement dated October 30, 2006 between Zhang Ji and PW Network.

4.	“Legend of Martial Arts” Online Game Product Cooperation Agreement dated August 11, 2006 between Beijing Lian Meng Ying Ye Investment Co., Ltd. and PW Network, as supplemented.

5.	Guarantee Agreement dated November 2006 among Shanghai Meng Chi Network Technology Co., Ltd., Beijing Ao Shi Lian Heng Technology Co., Ltd. and PW Network.

6.	Letter of Commitment and Non-Competition dated September 6, 2006 between PW Software and each of Su Huan, Chen Furui, Chi Yufeng, Zhu Qi, Li Qing, Lu Xiaoyin and He Di.

7.	IP Right Transfer, Non-Competition and Confidentiality Agreement dated September 6, 2006 between PW Software and each of Su Huan, Chen Furui, Zhu Qi, Li Qing, Lu Xiaoyin, He Di and Chi Yufeng.

8.	Employment Contract dated November 22, 2006 between PW Software and Zhu Qi.

9.	Employment Contract dated November 22, 2006 between PW Software and He Di.

10.	Employment Contract dated November 22, 2006 between PW Software and Li Qing.

11.	Employment Contract dated November 22, 2006 between PW Software and Lu Xiaoyin.

12.	Lease Agreement dated October 25, 2006 between PW Software and Beijing Huakong Technology Co., Ltd.

13.	Lease Agreement dated October 25, 2006 between PW Network and Beijing Huakong Technology Co., Ltd.

14.	User Agreement between PW Network and the online game players as published on the relevant websites of the Company.

15.	Regional Physical Card Distribution Agreement dated April 15, 2007 between PW Network and Nanchang Jincheng Software Development and Business Office.

16.	Regional Physical Card Distribution Agreement dated April 15, 2007 between PW Network and Xiamen Jinkeda Computer Co. Ltd.

17.	Regional Physical Card Distribution Agreement dated April 15, 2007 between PW Network and Guangzhou Tianhe Shipai Golden Card Network Business Office.

18.	Regional Physical Card Distribution Agreement dated April 15, 2007 between PW Network and Nanning Jiayunda Trade Co. Ltd.

19.	Regional Physical Card Distribution Agreement dated April 15, 2007 between PW Network and Hunan Yiteer Network Service Co. Ltd.

20.	Regional Physical Card Distribution Agreement dated April 15, 2007 between PW Network and Chengdu Wuhou Lianhe Software Business Office.

21.	Regional Physical Card Distribution Agreement dated April 15, 2007 between PW Network and Shanghai Zhengsha Information Technology Co. Ltd.

22.	Regional Physical Card Distribution Agreement dated April 15, 2007 between PW Network and Yinchuan Dipingxian Software Service Center.

23.	Regional Physical Card Distribution Agreement dated April 15, 2007 between PW Network and Nanjing Suqun Network Technology Co. Ltd.

24.	Regional Physical Card Distribution Agreement dated April 15, 2007 between PW Network and Xi’an Wanzhong Software Co. Ltd.

25.	Regional Physical Card Distribution Agreement dated April 15, 2007 between PW Network and Chongqing Yuzhong Xiangtu Computer Business Office.

26.	Regional Physical Card Distribution Agreement dated April 15, 2007 between PW Network and Guiyang Nanming Xinlixiang Computer Business Office.

27.	Regional Physical Card Distribution Agreement dated April 15, 2007 between PW Network and Urumqi Xinlanxue Software Business Office.

28.	Regional Physical Card Distribution Agreement dated April 15, 2007 between PW Network and Hangzhou Diandian Information Technology Co. Ltd.

29.	Regional Physical Card Distribution Agreement dated April 15, 2007 between PW Network and Kunming Weihao Computer Co. Ltd.

30.	Regional Physical Card Distribution Agreement dated April 15, 2007 between PW Network and Wuhu Wuyu Digital Information Technology Co. Ltd.

31.	Regional Physical Card Distribution Agreement dated April 15, 2007 between PW Network and Beijing Yongxing Sifang Technology Co. Ltd.

32.	Regional Physical Card Distribution Agreement dated April 15, 2007 between PW Network and Changchun Anhang Co. Ltd.

33.	Regional Physical Card Distribution Agreement dated April 15, 2007 between PW Network and Harbin Xiwang Software Co. Ltd.

34.	Regional Physical Card Distribution Agreement dated April 15, 2007 between PW Network and Shenyan Xiwang Software Co. Ltd.

35.	Regional Physical Card Distribution Agreement dated April 15, 2007 between PW Network and Hebei Dingxin Computer Co. Ltd.

36.	Regional Physical Card Distribution Agreement dated April 15, 2007 between PW Network and Taiyuan Wenli Junwang Scientific and Trade Co. Ltd.

37.	Regional Physical Card Distribution Agreement dated April 15, 2007 between PW Network and Baotou Baichuan Technology Co. Ltd.

38.	Regional Physical Card Distribution Agreement dated April 15, 2007 between PW Network and Jinan Changchuan Xiwang Software Co. Ltd.

39.	Regional Physical Card Distribution Agreement dated April 15, 2007 between PW Network and Tianjin Meiri Xinshu Newspaper and Magazine Wholesale Co. Ltd.

40.	Regional Physical Card Distribution Agreement dated April 15, 2007 between PW Network and Wuhan Hongshan Jiajia Electronic Technology Business Office.

41.	Regional Physical Card Distribution Agreement dated April 15, 2007 between PW Network and Zhengzhou Jinshui Guanda Electronic Shop.

42.	Virtual Card Distribution Agreement dated April 2, 2007 between PW Network and Beijing Dongfang Laien Information Technology Co. Ltd.

43.	Virtual Card Distribution Agreement dated April 15, 2007 between PW Network and Beijing Aoshi Lianheng Network Technology Co. Ltd.

44.	Virtual Card Distribution Agreement dated May 1, 2007 between PW Network and Hangzhou Qishun Information Technology Co. Ltd.

45.	Online Distribution Agreement dated February 28, 2007 between PW Network and Beijing Yunwang Wuxian Network Technology Co. Ltd.

46.	Online Distribution Agreement dated April 2, 2007 between PW Network and Shanghai Baoku Network Technology Co. Ltd.

47.	Online Distribution Agreement dated January 1, 2007 between PW Network and Guangzhou Xinkulian Digital Technology Co. Ltd.

23